Exhibit 3.3

Extraordinary and ordinary Shareholders’ Meeting of 30th November – 1st December 2006

Board of Directors Reports on the proposals in points 1) of the extraordinary part, 1) and 2) of the ordinary part of the Agenda of the meeting

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

You should be aware that Sanpaolo IMI may purchase securities of Banca Intesa otherwise than in the merger, such as in open market or privately negotiated purchases.

This is an English translation of the original Italian document. The original version in Italian takes precedence.

AGENDA OF THE EXTRAORDINARY AND ORDINARY

SHAREHOLDERS’ MEETING

Extraordinary part:

1.               Revocation, for the unexecuted part, of the resolution of the Shareholders’ Meeting of Banca Intesa S.p.A. dated 17th December 2002, in relation to the attribution to the Board of Directors of the power to increase the share capital up to a maximum amount of 52,000,000 euro in order to support the stock option plan. Related and consequent resolutions.

2.               Approval of the merger plan relating to the merger into Banca Intesa S.p.A. of Sanpaolo IMI S.p.A. which entails, among other matters:

i)                 the increase in share capital in respect of the merger for a total maximum amount of 3,037,379,042.88 euro;

ii)              a further increase in share capital for a maximum nominal amount of 15,835,003.08 euro in respect of the stock option plans already resolved upon by Sanpaolo IMI S.p.A.;

iii)           the adoption of a new Articles of Association, which is characterised, among other things, by the adoption of the dual corporate governance system.

Related and consequent resolutions.

Ordinary part:

1.               Appointment of the Supervisory Board for the financial years 2007-2008-2009, made up of 19 Members; determination of the related remuneration; appointment of the Chairman and of the Deputy Chairmen.

2.               Authorisation for the purchase and subsequent assignment for free to the employees of shares of Banca Intesa pursuant to articles 2357, 2357-ter of the Italian Civil Code, as well as art. 132 of Legislative Decree 58 of 24th February 1998.

Revocation of the resolution of the Shareholders’ Meeting dated 17th December 2002

Distinguished Shareholders,

You have been called to the Extraordinary Meeting to resolve upon, among other matters, the revocation, for the unexecuted part, of the resolution of the Shareholders’ Meeting of Banca Intesa S.p.A. dated 17th December 2002.

It must be noted that on 17th December 2002 the aforementioned Shareholders’ Meeting attributed to the Board of Directors the power to increase share capital, pursuant to art. 2443 of the Italian Civil Code, in order to support the Stock option plan, with the exclusion of pre-emptive rights as provided for by art. 2441, par. 8 of the Italian Civil Code, in one or more times, for a period of five years from the date of the aforementioned Shareholders’ Meeting resolution for a maximum amount of 52,000,000.00= euro, though the issuance of a maximum number of 100,000,000= ordinary shares of nominal value 0.52 euro each, to be offered in subscription to the employees of the Company and of its subsidiaries.

The same Meeting also gave mandate to the Board of Directors to approve the Regulations which govern the aforementioned incentive plan in the respect of the guidelines submitted to the Shareholders’ Meeting.

In the Board of Directors Meeting also held on 17th December 2002 the Stock option plan was approved and in order to activate the Plan, options were issued, in various tranches, to 211 executives.

The Board of Directors meeting held on 26th April 2005 therefore proceeded to a first and partial exercise of the power delegated by the aforementioned Shareholders’ Meeting, by resolving upon an increase, in dividable form, in share capital for a maximum of 35,186,889.92 euro through the issuance of a total of 67,667,096 ordinary shares of nominal value 0.52 euro each, to be subscribed on or prior 31st May 2006.

Subsequently on 26th April 2006 the Board of Directors proceeded to a further and residual exercise of the power delegated by the aforementioned Shareholders’ Meeting, by resolving upon a new increase in share capital in favour of the holders of the options for a maximum of 16,751,479.68 euro through the issuance of a total of 32,214,384 shares of nominal value 0.52 euro each, determining that if, within 31st May 2007 such increase in capital is not entirely executed, it will remain set within the limits of the subscriptions collected as of that date.

To date all options assigned have been exercised and share capital has been increased by a total amount of 51,938,346.72= euro.

Therefore, since the Stock option plan has been completed, You are requested to revoke the Shareholders’ Meeting resolution of 17th December 2002 for the unexecuted part.

Milano, 12th October 2006	The Board of Directors

Appointment of the Supervisory Board

Distinguished Shareholders,

For the purpose of ensuring the New Bank full operations from the date in which the merger becomes effective, the members of the Supervisory Board shall be appointed for the first time by today’s Ordinary Shareholders’ Meeting and shall remain in office for three financial years in accordance with the provisions of a specific transitory rule of the new Articles of Association, that provides in respect thereof as follows:

“Also in derogation of the Articles of Association which shall be in force when the merger between Banca Intesa S.p.A. and Sanpaolo IMI S.p.A. becomes effective, 19 members of the Supervisory Board shall be appointed for the first time, for three financial years, by the Ordinary Shareholders’ Meeting of the Surviving Company in accordance with the provisions of this transitory rule.

The shareholders shall be requested to file, at least fifteen days prior to Banca Intesa S.p.A.’s Ordinary Shareholders’ Meeting, the lists of candidates, who meet the requirements provided for by law and this Article. In particular, the candidate indicated at number 2 of each list must meet the requirements of independence provided for by the Corporate Governance Code promoted by the Italian Stock Exchange, must be enrolled with the Register of Auditors and must have practiced as auditor for at least a three-year period. At least three of the other candidates of each list must meet the requirements of independence provided for by the above-mentioned Corporate Governance Code and two candidates must be enrolled with the Register of Auditors and must have practiced as auditor for at least a three-year period.

In relation to the threshold of the share capital for the presentation of the lists and for all other formalities and requirements for the presentation of the lists, the provisions set forth in art. 23 of Banca Intesa S.p.A.’s Articles of Association, in force at the time of the Extraordinary Shareholders’ Meeting called to approve the project for the merger will apply, to the extent applicable.

The first 18 candidates from the list which obtains the highest number of votes and the first candidate of the list which receives the second highest number of votes shall be appointed. In case of presentation of one list only, all 19 members of the Supervisory Board shall be appointed from that list.

The Chairman and the two Deputy Chairmen shall be appointed by the Ordinary Shareholders’ Meeting with resolutions approved by the majority of attending shareholders.

The appointment of the aforementioned 19 Supervisory Board members shall become effective when the merger becomes effective. The Supervisory Board in office shall appoint the Management Board without delay.

However, after the effectiveness of the merger, for the purpose of ensuring the widest possible participation to the appointment of the other two Supervisory Board members, an Ordinary Shareholders’ Meeting shall be called to appoint such 2 Supervisory Board members, who shall also remain in office for three financial years (with the exception of the period from the effective date of the merger to the date on which their appointment becomes effective), and shall therefore terminate their office at the same time as the 19 Supervisory Board members indicated above. The appointment of the additional 2 Supervisory Board members shall also occur with the list voting procedure provided for by the Articles of Association in force, without prejudice to the fact that:

(i)             candidates must only meet the requirements set forth for all and each Supervisory Board members, and

(ii)          the percentage of share capital for the presentation of the lists shall be at least 1%, but shall not exceed 3% of share capital.”.

Therefore, we invite You to appoint for the financial years 2007-2008-2009 19 Members of the Supervisory Board, among which the Chairman and the 2 Deputy Chairmen, according to provisions set forth above, as well as to determine the amount of the relative compensation.

Milano, 12th October 2006	The Board of Directors

Purchase of own shares for free stock granting plan

Distinguished Shareholders,

You have been called to the Ordinary meeting to examine the proposal of authorisation for the purchase of ordinary shares of Banca Intesa and their subsequent assignment, for free, to Banca Intesa S.p.A. employees.

The achievement of the objectives connected to the Business Plans of the 2003/2006 period was possible as a result of the strong commitment of all collaborators, which enabled the rapid realisation of the necessary reorganisation interventions to improve efficiency.

On 5th October 2006 Banca Intesa signed an agreement with Trade Unions, conditional upon the approval of the Board of Directors and of the Shareholders’ Meeting, which sets out an extraordinary bonus for employees, that will complete the payment made for the same purpose last June, to occur through the free assignment of Banca Intesa ordinary shares having a total value of 700 euro per capita (except the reductions provided for hereafter).

The features of the free stock granting plan are illustrated below.

Assignees will be the employees of Banca Intesa with an indefinite term contract - even part-time, including apprentices - that are included in the Personnel register as of 31st December 2006 and are on the payroll as of 31st May 2007.

Banca Intesa freely transferable ordinary shares for a maximum countervalue of 700 euro will be assigned, for free, to each of the employees identified above.

The agreement with the Trade Unions sets out that acceptance of the plan is voluntary and that, if the employee declines the offer, no compensation is due.

The “value of the Banca Intesa share” to be assigned will be equal to the simple arithmetic average of the official stock prices struck in the period from 1st May to 1st June 2007.

The number of shares (which have a nominal value of 0.52 euro) to which the employee will be entitled will be determined using the following formula: 700 euro / value of the Banca Intesa share (determined as set out above), rounded down to the lower unit. Furthermore, since the assignment of shares is referred to the period 1st January 2006 through 31st December 2006, the aforementioned amount of 700 euro (and consequently the number of shares assigned) will be reduced to consider the lower service rendered, calculated according to provisions set forth by the aforementioned agreement of 5th October 2006 and the National Collective Labour Contract in force with regard to the determination of company bonuses.

As concerns tax and social security treatment, it must be noted that, based on fiscal regulations in force, stock granting plans do not concur to form income from subordinate employment. “The value of shares offered to all employees for a sum which does not exceed 2,065.83 euro in the tax period” … is exempt … “provided that the shares are not repurchased by the issuing company or by the employer or are not in any case sold before at least three years have passed from receipt of the shares; if shares are sold before such term, the amount which had been excluded from income from subordinate employment at the time of purchase is subject to taxation in the tax period in which the sale occurs”.

Social security treatment is identical to tax treatment. Therefore, to the extent that assigned shares are tax-exempt, social security charges will also be excluded with respect to both the portion due by the employee and the portion due by the employer.

Should the exclusion not be available the employee will bear tax and social security charges due from the employee while Banca Intesa must pay the social security charges due by the employer.

The overall number of shares to be assigned will be determined on the basis of the number of employees on 31st May 2007 and the value of the share determined as indicated above. Therefore, for the purpose of considering any variation in the number of beneficiaries between the date of the Shareholders’ Meeting resolution and the aforementioned assignment date, as well as fluctuations in the value of the share in the same period, the Shareholders’ Meeting must authorise the purchase of Banca Intesa shares up to a maximum number of 5,250,000 (approximately 0.09% of the current ordinary share capital) with a maximum consideration of 21 million euro.

The purchases of shares will be carried out in compliance with provisions set forth by articles 2357 and following of the Italian Civil Code within the limits of retained earnings and available reserves as recorded in the last approved financial statements. Pursuant to art. 132 of Legislative Decree 58 of 24th February 1998 and art. 144 bis of Consob Regulation 11971/99 and subsequent amendments, the purchases will be carried out on regulated markets according to the operating methods set out in the regulations providing for the organisation and management of such markets.

For the purpose of complying with the limit set forth by art. 2357, par. 3 of the Italian Civil Code, please note that today the share capital amounts to 3,613,001,195.96 euro made up of 6,948,079,223 shares each with a nominal value of 0.52 euro and that at the date of the present Report Banca Intesa does not hold any treasury shares, while Banca Caboto is the only subsidiary which to date holds Parent Company shares, for a total of 1,276,109 ordinary shares (approximately 0.02% of the current ordinary share capital).

Moreover, please note that, since the stock granting plan also involves the employees of Italian subsidiaries, the Shareholders’ Meetings of the aforementioned subsidiaries will authorise, pursuant to art. 2359 bis of the Italian Civil Code,  the purchase of a total maximum number of 1,900,000 Banca Intesa ordinary shares (approximately 0.03% of the current ordinary share capital).

The proposed authorisation of the Shareholders’ Meeting will be effective for a period of nine months from the date of the approval by the Shareholders’ Meeting.

Lastly, with respect to the registration of the cost for the company, with the adoption of IAS/IFRS as of 1st January 2005, the assignment, for free, of shares to employees requires the registration of the “fair value” of the shares assigned to employees in personnel expenses.

Fair value will be determined using as reference the official price struck on the Stock Exchange on the date of assignment (1st June 2007) adjusted to consider the other factors typical of the transaction.

The difference between “fair value” and carrying value of the shares (purchase price) will be recorded in valuation reserves under shareholders’ equity.

If you agree with the proposals above, we invite You to adopt the following resolution:

The Shareholders’ Meeting

having heard and approved the Explanatory Report of the Board of Directors resolves to

1.               authorise for the purposes and effects set forth by articles 2357 and following of the Italian Civil Code, the purchase, with formation of the related reserve, in one or more times, within nine  months from the present resolution, of a maximum of 5,250,000 Banca Intesa ordinary shares, equal to approximately 0.09% of the share capital, at the same time defining the following:

•                  purchases must be made at a unit price no lower than the nominal value of the share (0.52 euro) and no higher than 5% over the reference price struck by the share in the Stock Exchange business day preceding each purchase;

•                  purchases must be made, pursuant to Art. 132 of Legislative Decree 58/98 and Art. 144 bis, par.1, lett. b) of Consob Resolution 11971/99, on regulated markets according to the operating means set out in the regulations providing for the organisation and management of such markets;

•                  purchases must be made within the limits of retained earnings and available reserves as recorded in the last approved financial statements;

2.               authorise, also pursuant to art. 114-bis of Legislative Decree 58 of 24th February 1998, the free assignment, to the employees of Banca Intesa with an indefinite term contract - even part-time, including apprentices - that are included  in the Personnel register within 31st December 2006 and are on the payroll as at 31st May 2007, of Banca Intesa freely transferable ordinary shares having a value of 700 euro to each (which may be reduced in consideration of the lower service rendered, calculated according to the criteria provided for in the Report), determining the following:

a.               for the purposes of the assignment of the shares set out above, the value of the Banca Intesa share to be assigned will be equal to the simple arithmetic average of the official stock prices in the period from 1st May to 1st June 2007;

b.              consequently the number of shares to which the employee will be entitled will be determined using the following formula: 700 euro / value of the Banca Intesa share (determined as set out above), rounded down to the lower unit;

3.               confer to the Board of Directors and, on its behalf, to the Chairman and the Managing Director, individually, the widest possible powers to give complete and integral execution to the resolutions set forth in the preceding points and to sell on the Stock Exchange the shares which exceed the quantities necessary for the free stock granting plan herein.

Milano, 12th October 2006	The Board of Directors

Banca Intesa S.p.A.

Share capital  3,613,001,195.96 euro – fully paid-in Registration number in the Milano Company Register and Fiscal Code 00799960158  Member of the National Interbank Deposit Guarantee Fund and the National Guarantee Fund, Company registered in the National Register of Banks No. 5361 and Parent Company of “Gruppo Intesa”, included in the National Register of Banking Groups